RESELLER
SOFTWARE LICENSE AND SUPPORT AGREEMENT

This Reseller Software License and Support Agreement (“Agreement”) is made and entered into as of April 25, 2009 (the “Effective Date”) by and between Rurbanc Data Services, Inc., an Ohio Corporation having a mailing address of 7622 State Route 66N, Defiance, Ohio 43512 (“RDSI”), and New Core Holdings, Inc., a Florida corporation having a mailing address of 720 Gooseneck Drive, Lititz, Pennsylvania 17543 (“NCHI”) (each a “Party” and collectively the “Parties”).

WHEREAS, NCHI is in the business of developing, marketing and selling core software programs and products related to the financial industry, including the software called Single Source described in Schedule A, attached hereto (“Software”); and

WHEREAS, NCHI has developed the Software to operate in single and multiple customer environments, as described herein; and

WHEREAS, NCHI has developed and established additional product offerings related to the Software and may develop more product offerings in the future; and

WHEREAS, RDSI is a banking data and item processing service provider which owns computer hardware, networking equipment and owns or licenses associated system software; and

WHEREAS, NCHI and RDSI wish to enter into an agreement pursuant to which NCHI shall license to RDSI the right to sub-license and install or host and run the Software and additional products for the purposes of servicing Customers; and

WHEREAS, NCHI owns and/or has the right to grant the rights and licenses to RDSI described herein for the use, resale and sub-licensing of the Software and the Additional Products;

WHEREAS, NCHI and RDSI are contemplating a business structure that is intended to ultimately combine the two companies.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, NCHI and RDSI hereby agree as follows:

1.           Definitions.  The following terms shall have the meanings set forth herein when used in this Agreement.

1.1.           Additional Products.  Services or products related to the Software or licensed or sold to a Customer in connection with the Software, including but not limited to services for Disaster Recovery and Internet Banking, training, maintenance, technical support and similar services.

1.2           Ancillary Software.  The third party software applications that are intended to be provided to Customers, which at the present time include the following: Oracle 10g by Oracle Corporation; Crystal Reports by SAP; PDF 4.net by O2 Solutions; .image 5.i by Atalasoft; DivaServer telephony card; Rangrover bySilver bullet; .Net 2.0 framework by Microsoft; Visual Studio 2005 by Microsoft.

1.3           ASP (Application Service Provider) License.  An arrangement for the access and use of the Software by Customers whereby RDSI owns the equipment and hardware, will host the Software on its own servers within its own facilities and only has software upgrade, patching and security responsibilities and the respective Customer has the operational, processing and transactional responsibilities.

1.4.           Confidential Information.  All information owned, possessed or used by either Party, which is not generally known to the public, that is communicated to, learned, developed or otherwise acquired by the other Party or a subcontractor or their employees or agents (a) in the performance of this Agreement, or (b) through any form of written, verbal or electronic communication where the Party receiving the information knows or should know that such information is confidential.  “Confidential Information” includes but is not limited to Customer information, Trade Secrets, methodologies, financial data (including costs and price data), personnel information, records, projections, sales and marketing data, business plans, technical processes, product designs, network architecture or other information regarding business operations, vendors, customers or computer systems.

1.5.           Customer.  A financial institution that is the end-user of the Software and which has entered into a Customer Agreement with RDSI.

1.6.           Customer Agreement.  The written agreement(s) executed between Customers and RDSI, pursuant to which a Customer licenses the access to or the use of the Software and, if applicable, Additional Products, and which is substantially in the form of the standard form of customer agreement, approved by NCHI And RDSI.

1.7.           Data Service Center License.  An arrangement for the access and use of the Software by Customers whereby RDSI owns the equipment and hardware, will host the Software on its own servers within its own facilities and not only has software upgrade, patching and security responsibilities but also operational, processing and transactional responsibilities.

1.8.           Delivery Conditions.  The occurrence of one or more of the following: (i) NCHI’s breach of this Agreement or (ii) NCHI materially or repeatedly (two or more times within any given thirty (30) day time period or six or more times within any 180-day time period) fails to carry out any support or maintenance obligations for all or any portion of the Software and either (a) does not cure the failure within ten (10) business days of receipt of a notice from RDSI of failure to perform, or (b) if same cannot reasonably be cured within the ten-day period, fails to promptly take remedial steps to diligently cure such failure and thereafter cure the failure within thirty (30) calendar days; or (iii) Failure of NCHI to function as a going concern or ceasing to operate in the ordinary course; or (iv)  NCHI is subject to voluntary or involuntary bankruptcy; or (v) NCHI announces in writing its intention to discontinue, or discontinues, providing support or maintenance for all or any portion of the most current version and the immediately preceding version of the Software; or (vi) RDSI elects to retain its rights under this Agreement following a rejection thereof by NCHI in any proceeding under the Bankruptcy Code, Title 11 United States Code; or (vii) Pending any rejection or assumption of this Agreement under Section 365 of the Bankruptcy Code following commencement of a proceeding by or against NCHI thereunder, NCHI elects not to perform the License Agreement; or (viii) An Insolvency Event occurs with respect to NCHI.  “Insolvency Event” means the occurrence of any of the following: (A) NCHI makes an assignment for the benefit of creditors; (B) a petition under any foreign, state or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended, is filed by NCHI; or (C) such a petition is filed with respect to NCHI by any third party, or an application for a receiver is made by anyone with respect to NCHI, and such petition or application is not resolved favorably within sixty (60) days.

1.9.           Disaster Recovery.  A disaster recovery service related to the Software to be offered to Customers by RDSI.

1.10.           Documentation.  The standard documentation (online versions or hard copies), manuals, and other resource materials delivered by NCHI to RDSI which detail the operation, specifications and features of the Software.

1.11.           Escrow Materials.   Collectively, all then-current source code for the Software and including all code (and any third-party code) necessary to compile and operate the Software, together with all documentation as would be necessary to enable a reasonably skilled programmer to maintain such Software and descriptions of all compilers, assemblers, other computer programs and related documentation, and other materials that are necessary or useful to use, modify, and prepare derivative works from such source code; all information, documentation and materials relating to the installation of the software and its integration with or into users’ computer systems; and the instructions and/or source code for all modifications done for end users, whether on the end users’ computer systems or computer systems hosted for end users.

1.12.           Extended Term. A five (5) year period beginning on the expiration of the Initial Term, and which shall automatically renew for additional five (5) year periods (each, a “Renewal Term”) unless either Party, gives written notice of nonrenewal to the other Party not less than twenty-four months prior to the end of the Extended Term or any Renewal Term.

1.13.           Hosted Systems.  The computer hardware, networking equipment and associated systems software  owned, licensed or leased by RDSI, on which the Software is installed for remote use and access by a Customer.

1.14.           In-House License.  An arrangement whereby  a Customer owns and maintains the computer hardware and licenses the operating system on which the licensed Software will operate.  For Customers who elect to acquire an In-House License, RDSI will provide or cause to be provided installation services and Software Support (as described in Schedule B), but not hardware maintenance or support.

1.15.           Internet Banking.  A service offered to Customers by RDSI that allows a Customer’s customers to conduct certain banking  transactions over the Internet.

1.16.           Initial Term. The period of time from the Effective Date first set forth above through the date that the Plan of Merger is terminated without consummation of the Merger, as defined therein.

1.17.           License and Services Fees.  The fees set forth in Schedule C attached hereto to be paid by RDSI to NCHI through the Initial Term, the Extended Term, any Renewal Terms and the post termination period described in Section 12 for the right to sub-license the Software to Customers and for NCHI’s support and Software development and maintenance as described herein.

1.18.           Plan of Merger. The Agreement and Plan of Merger, dated as of the Effective Date, by and among RDSI, NC Merger Corp. and NCHI.

1.19.           Remote Customer.  A Customer using the Software by accessing the Software from the Customer’s computers and network via an ASP License or a Data Center License.

1.20.           Software.  The NCHI computer software named “Single Source” which is a financial industry server-based software application built within an Oracle database utilizing Microsoft “.Net” framework and which is more fully described on Schedule A, as revised, enhanced and updated from time to time, including its Documentation and any Enhancements, patches, revisions and updated versions of such software.

1.21.           Software Support.  The maintenance and technical support to be provided to Customers by RDSI and NCHI, as described in Schedule B.

1.22.           Subscription Fees.  Fees paid by Customers to RDSI, which in turn pays to NCHI its share as License and Services Fees, as described in Schedule C.

1.23.           Territory.  The world.

1.24.           Trade Secrets. Information, including the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, pattern, compilation, program, device, method, technique, or improvement, or any business information or plans,  financial information, or listing of names, addresses, or  telephone numbers, that satisfies both of the following: (1) It derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (2) It is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.           Appointment; Grant.

2.1.           Distribution Right During Initial Term.  NCHI grants to RDSI, and RDSI accepts from NCHI, the exclusive right during the Initial Term to promote, license, distribute and otherwise market, maintain and support the Software and Additional Products to and for Customers within the Territory (“Exclusive Distribution Right”).  RDSI may sublicense this Exclusive Distribution Right to third parties only with the prior written consent of NCHI.

2.2           Distribution Right During Extended Term.  NCHI grants to RDSI, and RDSI accepts from NCHI, the non-exclusive right during the Extended Term and any Renewal Term to promote, license, distribute and otherwise market, maintain and support the Software and Additional Products to and for Customers within the Territory (“Non-exclusive Distribution Right”).  RDSI may sublicense the Non-exclusive Distribution Right to third parties only with the prior written consent of NCHI.

2.3           Exclusivity.  During the Initial Term, NCHI may not enter into any agreement to license its Software to a Customer, nor enter into any agreement with any reseller, distributor or any other provider of software or software related services.  During the Initial Term, RDSI shall have the exclusive right to license the Software to Customers.

2.4           NCHI’s Retained Sales Right.  Notwithstanding Section 2.3, NCHI may directly promote and solicit orders from Customers for use of the Software within the Territory through RDSI.  Any successful promotion or solicitation of such orders will entitle NCHI to a commission as provided herein and in Schedule C hereof.  For the avoidance of doubt, NCHI does not, during the Initial Term, retain for itself the right to accept orders for or license Software to Customers or appoint or license other resellers, nor to accept orders from other resellers.

2.5.           Right to Use Marks.  NCHI also grants to RDSI, and RDSI accepts from NCHI, the non-transferable right and license to use NCHI’s trademarks, service marks, and logos (collectively, the “Marks”) in connection with the marketing and sale of the Software to Customers and potential Customers.  The right and license to use the Marks granted under this Section 2.5 shall be exclusive during the Initial Term and shall be non-exclusive during the Extended Term and any Renewal Terms.

2.6           Limitations on RDSI.  Except as provided herein, this Agreement applies to the operation, management and use of the Software in object code form, unaltered by anyone other than NCHI.

3.           RDSI’s Obligations.

3.1.           Efforts.   RDSI will use its best efforts to: (i) promote, solicit and obtain orders for the Software, (ii) perform its installation, training, warranty, hosting, maintenance and support services for Customers in a timely and professional manner and (iii) enter into at least six (6) Customer Agreements prior to June December 31, 2010.

3.2.           Internal Copy.  NCHI will provide RDSI with one complete copy of the Software at no charge (the “Internal Copy”).  Subject to this Agreement, NCHI grants RDSI a non-exclusive and non-transferable license to use, enhance for demonstration purposes, copy and publicly display the Internal Copy to conduct customer demonstrations, training and technical support, for RDSI’s internal business purposes and to provide Additional Services such as Disaster Recovery and Internet Banking services.

3.3.           Customer Agreement.  RDSI agrees that all distribution of the Software will be done pursuant to written Customer Agreement(s).  RDSI shall limit and restrict any and all use of or access to the Software by third parties to only those Customers who have executed a Customer Agreement and consultants who have executed a written consulting agreement.

3.4.           Promotional Literature.  The Parties shall work together to develop and approve brochures and other promotional literature describing the Software.  All such works resulting from such joint efforts shall be jointly owned by NCHI and RDSI.

3.5.           Services.  RDSI will provide Customers purchasing an In-House License the installation and support services contemplated under the Customer Agreement in a timely and professional manner.

3.6.           Facilities.  RDSI shall maintain facilities staffed with qualified personnel and Hosted Systems necessary to meet its obligations under its Customer Agreements with Customers.

3.7.           Uptime Commitment.  RDSI shall provide Remote Customers access to the Software twenty-four (24) hours a day, seven (7) days per week in accordance with the following Uptime Commitment.  Remote Customers shall be able to access the Software at least ninety-eight percent (98%) of the scheduled available time, determined on an annual basis, excluding downtime caused by telecommunication companies or other network service providers, Software defects, Customers, natural and man-made disasters or other force majeure events, and any other causes beyond the immediate control of RDSI (the “Uptime Commitment”).  In the event that RDSI cannot or will not maintain its Uptime Commitment, NCHI will provide to RDSI a written notice of default specifying in detail the Uptime Commitment failures.  If RDSI cannot substantially correct such default within ninety (90) days after receipt of notice, then NCHI shall have the right to contract with additional resellers for the license of the Software.  RDSI will perform any scheduled maintenance outside of normal business hours.

3.8.           Records.  RDSI will maintain a current list of its Customers, and copies of all Customer Agreements executed with Customers.  NCHI may, upon prior written notice to RDSI and at its sole cost, inspect the agreements and business records during normal working hours to verify RDSI’s compliance with this Agreement; provided, however, that such inspection will not occur more than once in any three (3) month period.

3.9.           Enforcement.  NCHI will be responsible for enforcing against Customers the provisions of any Customer Agreement that affect NCHI’s intellectual property or NCHI’ proprietary or confidentiality rights in the Software.  Notwithstanding the foregoing, if RDSI discovers that any such person has breached any such provision, RDSI will notify NCHI of such breach.

4.           NCHI’s Obligations.

4.1.           Efforts.  NCHI will promote, solicit and obtain orders for the Software and cooperate with RDSI in RDSI’s efforts to promote, solicit and obtain orders for the Software.  NCHI will cooperate with reasonable requests of Customers for information as part of the obligations of Customers to investigate third-party vendors.

4.2.           Technical Materials.  NCHI will provide RDSI, at no additional charge, with the data, diagrams, and other technical materials that RDSI deems appropriate, necessary or helpful for RDSI to install, support and otherwise service the Software.  RDSI may make as many copies as it deems necessary, provided that RDSI retains all confidentiality and proprietary notices on each copy.

4.3.           Training.  NCHI will provide RDSI, at no additional cost, with necessary training to market and provide support for the Software as contemplated herein.

4.4.           Support.  NCHI will, at no additional cost to RDSI, train RDSI to provide all installation and the support services as described in Schedule B.  NCHI will provide Level 3 support services to Customers as described in Schedule B.

4.5.           Enhancements.  NCHI will offer RDSI the fixes, updates, upgrades and localized, translated or new versions of the Software that NCHI may periodically release,  (the “Enhancements”) at no additional charge to RDSI.

4.6            Compliance.  The Software conforms to, and NCHI shall continually incorporate into the Software’s Enhancements all modifications necessary to cause the Software to continue to conform to, all regulatory requirements and changes thereto affecting Customers, including but not limited to all applicable rules, guidelines and regulations of the United States Treasury, Federal Deposit Insurance Corporation, Board of Governors of the Federal Reserve, Office of the Comptroller of the Currency, Office of Thrift Supervision, National Credit Union Administration and state authorities responsible for the regulation of state banks, thrifts, credit unions and other financial institutions.  All such Enhancements shall be written and distributed by NCHI so as to be operational for every Customer not less than sixty (60) days prior to the effective date of the applicable rule, guideline or regulation or such lesser time as is reasonable under the circumstances.

4.7.           Software Audit.  RDSI may at any time after the Effective Date and again after the delivery of any significant Enhancements, audit the Software to determine whether the Software operates in accordance with its Documentation.

5.           Insurance.

5.1            Amounts.  Within ninety (90) days of the Effective Date, and during the term of this Agreement, NCHI shall procure and maintain without lapse the following types of insurance, in the following amounts:

General Liability	$5 million per occurrence
Errors and Omissions Liability	$5 million per occurrence
Automobile Liability	$2 million per occurrence
Workers' Compensation	Statutory coverage

5.2.           Certificates.  NCHI shall provide RDSI with certificates of insurance evidencing such coverage and naming RDSI as an additional insured thereunder.  Insurance evidenced by such certificates shall be considered primary over any and all other collectible insurance, and such certificates must indicate the following: “Rurbanc Data Services, Inc. is an additional insured, and the insurance evidenced by this certificate shall be considered primary over any and all other collectible insurance.”  NCHI shall maintain, during the term of this Agreement, workers' compensation insurance as statutorily required and shall provide RDSI with a certificate of insurance evidencing such coverage.

6.           Prices and Payment.

6.1.           Fees.  License and Services Fees shall be paid as Subscriptions are collected from Customers through the Initial Term, Extended Term, any Renewal Terms and the post termination period described in Section 12, and will be calculated as set forth in Schedule C.

6.2.           Collection.  RDSI shall be responsible for collecting Subscriptions and fees due from Customers during the Initial Term and for RDSI’s Customers during the Extended Term, any Renewal Terms and the post termination period described in Section 12.  Costs for Ancillary Software shall be paid by RDSI and shall reduce the amount of Subscriptions for the purposes of calculating the License and Services Fees.

6.3.           Sales Commissions.  Because RDSI and NCHI have different sales commission schedules, the applicable sales commission schedule shall be that of whichever NCHI or RDSI makes the sale.  The sales commission will be paid by the benefiting entity (NCHI or RDSI) in proportion to that entity's proportion of the contract Subscriptions and fees in accordance with Schedule C.  Each of NCHI and RDSI shall pay the commissions owing to its personnel based upon its respective sales commission arrangements; such payments shall be made by each of NCHI and RDSI out of its respective share of the Subscriptions and fees in accordance with Schedule C, attached hereto.  In the event selling responsibility is shared, RDSI and NCHI shall agree on the amount of the commission and the sharing of the cost of payment of the commission.

7.           Warranties and Remedies.

7.1.           By RDSI.  RDSI represents and warrants that it has full power and authority to enter into this Agreement, and that it will comply with all applicable law and regulations.

7.2.           By NCHI.  NCHI warrants that it has full power and authority to enter into this Agreement, that it will comply with all applicable law and regulations, and that it has all title to the Software and/or has all rights necessary to grant to RDSI the rights purported to be granted to RDSI  herein.  NCHI further represents and warrants that the Software does not and will not infringe upon any copyright nor misappropriate any Trade Secret of any third party.

7.3.           Software.  NCHI warrants that the Software will (i) substantially conform to the Documentation, (ii) perform in all material respects as described in the accompanying Documentation and (iii) complies with all applicable rules, guidelines and regulations described in Section 4.6.

7.4           Breach of Warranty. In case of breach of warranty or any other duty related to the performance of the Software, NCHI will, at its option, correct or replace the defective Software.  If RDSI determines that the defective Software cannot be corrected or replaced within a reasonable period of time, NCHI shall provide a refund of its portion of the Subscriptions or other fees paid by the Customer.

7.5.           Disclaimer.  THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, AND NCHI EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.  NCHI MAKES NO WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WITH REGARD TO THE PERFORMANCE OF ANY THIRD PARTY SOFTWARE, PRODUCTS, EQUIPMENT, OR HARDWARE, OR ANY THIRD PARTY CONTENT.

8.           Indemnity.

8.1.	By NCHI.

8.1.1.
In the event of any claims or allegations regarding NCHI’s breach of its confidentiality obligations, then NCHI shall, at its expense, indemnify, defend, and hold RDSI harmless from and against any loss, cost, damage, liability or expense (including attorneys’ fees) arising out of or related to the same; provided that the foregoing indemnification is predicated upon (a) RDSI notifying NCHI of such claim or action, (b) NCHI having the sole and exclusive authority to defend and/or settle any such claim or action (provided that RDSI may participate in any such defense at its expense) and (c) RDSI reasonably cooperating with NCHI in connection therewith.

8.1.2.
NCHI will, at its own expense, defend any claims or suit that may be asserted or instituted by Person against RDSI or Customers for alleged misappropriation of Trade Secrets or infringement of any patent or copyright enforceable in the United States relating to the Software, if such alleged misappropriation or infringement is based on the use of the Software in RDSI’s or Customers’ business.  NCHI will pay all such expenses (including but not limited to reasonable attorney’s fees), together with damages and costs awarded by the court which finally determines the case, or are incurred in the settlement thereof, provided RDSI or Customers: (i) shall have made all payment then due NCHI hereunder; (ii) gives prompt written notice to NCHI after RDSI becomes aware of such claim (provided that the failure to so notify shall not affect RDSI’s rights to indemnification hereunder unless, and then only to the extent that, NCHI has been actually prejudiced thereby); (iii) gives NCHI sole control of the defense and settlement of the claim (provided that the NCHI may not agree to any settlement that involves injunctive or equitable relief affecting the RDSI or Customer or admission of liability by RDSI or Customer without obtaining the RDSI’s and Customer’s prior written consent); (iv)  provides to NCHI, at NCHI’s expense, all available information and assistance; and (v) has not compromised or settled such claim without NCHI’s consent.

8.1.3.
If the Software is found in and of itself to misappropriate a Trade Secret or infringe any copyright or patent enforceable in the United States, NCHI will: (a) pay any final award or damages in such suit or are incurred in the settlement thereof which are attributable to such misappropriation or infringement, and (b) if in such suit the use of the Software by RDSI or Customers is permanently enjoined by reason of such misappropriation or infringement, NCHI shall, at its own expertise and at its sole option, either (i) procure for RDSI or Customers the right to continue using the Software, (ii) modify the Software to render it non-infringing, or (iii) replace the Software with non-infringing software.

8.1.4.
NCHI has no obligation under this Section 8.1 for any claim which results from: (i) use of the Software in combination with any non-NCHI-provided software; (ii) any modification of the Software other than at NCHI’s direction; or (iii) use of an allegedly infringing version of the Software, if the alleged infringement could be avoided by the use of a different version made available to RDSI or Customers.

8.2.           By RDSI.  RDSI will indemnify NCHI against any damage, loss, liability or expense that NCHI may incur (a) as a result of RDSI’s breach of Section 7.1, (b) as a result of any express warranty or representation made by RDSI beyond the limited warranties provided in Section 7.3 or under the Customer Agreement, or (c) resulting from RDSI’s modification of the Software; provided that the foregoing indemnification is predicated upon (a) NCHI notifying RDSI of such claim or action, (b) RDSI having the sole and exclusive authority to defend and/or settle any such claim or action (provided that NCHI may participate in any such defense at its expense) and (c) NCHI cooperating with RDSI in connection therewith.

9.            Limitation of Liability.

UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY PUNITIVE DAMAGES, OR ANY INDIRECT, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, LOST PROFITS, WHETHER OR NOT FORESEEABLE OR ALLEGED TO BE, BASED ON BREACH OF WARRANTY, CONTRACT, NEGLIGENCE OR STRICT LIABILITY, ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.  Notwithstanding the foregoing, the limitations of liability under this Section 9 shall not apply in the following circumstances: intentional torts or breaches of a Party’s confidentiality obligations hereunder.

10.         Confidential Information.

10.1.           General.  Except as expressly permitted by this Agreement, neither Party shall use nor publish nor disclose to any third party any proprietary or Confidential Information received from the other Party or a Customer.  Disclosure of Confidential Information is permitted on a need-to-know basis to employees or independent contractors retained to perform services that are subject to a written non-disclosure agreement with obligations of confidentiality no less restrictive than those set forth herein.  Each Party agrees to use the same precautions to prevent the unauthorized use or disclosure of the other Party’s and Customers’ Confidential Information that it uses to protect its own similar information, but no less than reasonable care.  This obligation of confidentiality shall survive the termination of this Agreement.

10.2.           Exclusion.  The provisions of Section 10.1 concerning non-disclosure and non-use of Confidential Information shall not apply to any information that (a) is or becomes part of the public domain through no fault of the receiving Party, (b) is independently developed by the receiving Party, (c) was previously known by the receiving Party without any obligation of confidentiality, (d) is received with no obligation of confidentiality from a third party that could rightfully disclose such information, or (e) is required by law or regulation to be disclosed, but only to the extent and for the purposes of such required disclosure (provided that the recipient first gives notice, reasonable under the circumstances, of the requirement to disclose to the disclosing Party and affords the disclosing Party a reasonable opportunity to resist such disclosure).

10.3.           Gramm-Leach-Bliley.  Any nonpublic personal information regarding RDSI’s or Customer’s depositors or other customers disclosed to NCHI will be used by NCHI solely to carry out the purposes for which disclosed and shall not be used in any manner prohibited by Title V of the Gramm-Leach-Bliley Act.  NCHI has implemented and will maintain appropriate measures designed to meet the objectives of the Interagency Guidelines Establishing Information Security Standards for safeguarding consumer information and other customers as adopted by the federal regulatory agencies having jurisdiction over Customers.  These measures include secure disposal of consumer information and customer information as required, and taking appropriate actions to address incidents of unauthorized access to Customers’ sensitive customer data information, including notification to Customers as soon as possible of any such incident. All disclosures of Confidential Information shall comply with all applicable consumer or Customer privacy laws and regulations.

11.         Term and Termination.

11.1.           Term.  This Agreement will become effective as of the Effective Date first set forth above, and will remain in effect thereafter until the expiration of the Initial Term and the Extended Term, including any Renewal Terms, unless earlier terminated for breach, as set forth herein.

11.2.           Termination for Breach.  Either Party may terminate this Agreement in the event the other Party (a) commits any material breach or default and fails to remedy such breach or default within thirty (30) days after written notice of such breach or default from the non-breaching or non-defaulting Party, or (b) ceases to carry on business as a going concern, (c) becomes the object of the institution of voluntary proceedings in bankruptcy or liquidation, or a receiver is appointed with respect to a substantial part of its assets, or (d) becomes the object of the institution of involuntary proceedings in bankruptcy or liquidation, and any such bankruptcy or liquidation is not withdrawn or resolved favorably within sixty (60) days of the commencement thereof.

11.3.           Required Termination.  RDSI may terminate this Agreement upon reasonable notice and without penalty if required by any banking or financial institution regulator with jurisdiction over RDSI or RDSI’s parent.

12.         Consequences of Termination.

12.1           Continuation by RDSI.  Upon the termination or expiration of this Agreement, RDSI and Customers with Customer Agreements then in effect shall be permitted to continue such use for the greater of  ten (10) years or the remaining terms of such Customer Agreements. During such time, RDSI shall be entitled to retain the rights to use the Software and related Documentation and materials for the sole purpose of fulfilling RDSI’s obligations under the existing Customer Agreements, and both RDSI and NCHI shall continue to provide support and maintenance as provided in this Agreement.

12.2           Assignment of In-House Licenses.  Upon the termination or expiration of this Agreement, at the request of NCHI, RDSI shall assign to NCHI all Customer Agreements for In-House Licenses which were originally sold by NCHI.  Upon such assignment, RDSI shall be excused from all further obligations under such assigned Customer Agreements and NCHI shall indemnify RDSI against claims arising thereafter out of NCHI’s failure to perform its and RDSI’s obligations under the assigned Customer Agreements.

12.3           Survival.  Notwithstanding the foregoing, the provisions of Sections 7, 8, 9, 10, 12, 13, and 14 will survive the expiration or termination of this Agreement.

13.         Source Code Delivery.

13.1.           Escrow Agreement.  The Parties are entering into an Escrow Agreement with Iron Mountain Intellectual Property Management, Inc. dated as of the Effective Date and NCHI shall deliver to the Escrow Agent named therein the Escrow Materials, together with supporting Documentation  and a detailed listing of all compilers, assemblers, and other computer programs and related documentation and other materials that are necessary or useful to use, modify, and prepare derivative works of such source code and such other materials required by the Escrow Agreement to be delivered to the Escrow Agent.

13.2.           Direct Delivery.  In order to protect RDSI’s rights under this Agreement, in the event that a Delivery Condition occurs, then NCHI shall upon the written demand of RDSI immediately provide to RDSI a current version of the source code for the Software and all Enhancements, together with supporting Documentation for such Software as is required or helpful to continue providing support of such Software; and provide to RDSI a detailed list of all compilers, assemblers, and other computer programs and related documentation and other materials that are necessary or useful to use, modify, and prepare works derivative of such source code.

13.3.           License.  RDSI is granted the nonexclusive, worldwide, noncancellable license to use, copy, prepare derivative works of, distribute, and perform or display publicly, modify and have modified the Software and to distribute derivative works of same solely to provide support and maintenance of the Software (including but not limited to maintaining regulatory compliance) and fulfilling RDSI’s other obligations under existing Customer Agreements (including financial institutions which have signed a Customer Agreement but have not yet started using the Software).  For the avoidance of doubt, this license grant shall not include the present right to possess the source code version of the Software, which shall occur only as a result of Section 13.2 or under the terms of the Escrow Agreement described in Section 13.1.  This license includes the right retain third parties to assist RDSI in the exercise of the rights in the Software and derivative works granted to RDSI in this Section 13.3.  The licenses granted in this Section 13.3 shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code as  licenses to rights in “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code.

13.4.           Injunctive Relief.  The Parties agree that violations of the provisions of this Section will cause irreparable damage to RDSI, and RDSI shall be entitled, in addition to any other rights and remedies which RDSI may have, at law or in equity, to seek injunctive relief enforcing the provisions of this Section.

13.5.           Affect on License and Services Fees.  Upon the occurrence of a Delivery Condition or a Release Event as defined in and under the terms of the Escrow Agreement described in Section 13.1, NCHI’s allocated revenue share percentages associated with each and every line item on Schedule C shall be reduced by one-half thereafter.

14.         General

14.1.           Independent Parties.  NCHI and RDSI are independent parties.  Nothing in this Agreement will be construed to make either Party an agent, employee, franchisee, joint venturer or legal representative of the other Party.  Except as otherwise provided in this Agreement, neither Party will either have nor represent itself to have any authority to bind the other Party or act on its behalf.

14.2.           Force Majeure.  Neither Party will be liable for any failure or delay in performing an obligation under this Agreement that is due to causes beyond its reasonable control, including but not limited to, weather and natural catastrophes, governmental acts or omissions, labor strikes or difficulties, transportation stoppage or slowdowns, communications failures or the inability to procure parts or materials.

14.3.           Notices.  Any notice, approval or other communication required or permitted under this Agreement will be given in writing and will be sent by facsimile transmission, overnight courier or registered airmail, postage prepaid, to the address specified below or to any other address that may be designated by prior notice.  Any notice or other communication delivered by facsimile transmission or overnight courier (with confirmation of receipt) will be deemed to have been received the first day after it is sent.  Any other notice or communication will be deemed to have been received on the seventh day after its date of posting.

If to NCHI:	If to RDSI:
New Core Holdings, Inc.	Rurbanc Data Systems, Inc.
720 Gooseneck Drive	7622 State Route 66 N
Lititz, Pennsylvania 17543	Defiance, Ohio 43512
Fax: (888) 838-9034	Fax: (419) 782-6393
Attention: John Aranowicz, President	Attention: Kenneth A. Joyce, Chief Executive Officer

14.4.           Assignment.  Neither Party may assign its rights or delegate its duties without prior written consent from the other Party, other than pursuant to the transactions contemplated by the Plan of Merger.

14.5.           Waiver, Amendment, Modification.  Except as otherwise provided above, any waiver, amendment or other modification of this Agreement will not be effective unless in writing and signed by the Party against whom enforcement is sought.

14.6.           Severability.  If any provision of this Agreement is held to be unenforceable, in whole or in part, such holding will not affect the validity of the other provisions of this Agreement.

14.7.           Interpretation.  The terms that are defined in this Agreement may be used in the singular or the plural, as the context requires.  “Days” means calendar days, unless otherwise specified.  “Person” means an individual, partnership, company, corporation or other legal entity, as the context requires.  “Agreement” means this Agreement and all of its Schedules and Exhibits.  “Including” means “including without limitation,” unless otherwise specified.  Headings are intended only for reference purposes. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party.

14.8.           Governing Law, Venue.  This Agreement will be governed by and interpreted in accordance with the laws of the State of Ohio, excluding its conflict of law principles.  The Parties hereby consent and agree that jurisdiction and venue for any claim or cause of action arising under or related to this Agreement shall be properly and exclusively in the state or federal courts located in Franklin County, Ohio.  NCHI and RDSI hereby elect to exclude the United Nations Convention on Contracts for the International Sale of Goods from application to this Agreement and any transaction between them that may be implemented in connection with this Agreement.

14.9.           Entire Agreement.  This Agreement and its Schedules constitute the complete and entire statement of all terms, conditions and representations of the agreement between NCHI and RDSI with respect to its subject matter.  The provisions of this Agreement supplement the provisions of the Escrow Agreement.  Nothing contained in the Escrow Agreement shall derogate from any of the rights or remedies of RDSI hereunder.

14.10          Counterpart Execution.  This Agreement may be executed in any number of counterparts with the same effect as if all of the Parties hereto had signed the same document.  All counterparts shall be construed together and shall constitute one agreement.

IN WITNESS WHEREOF, NCHI and RDSI cause this Reseller Software License and Support Agreement to be executed as of the Effective date by their duly authorized representatives identified below.

New Core Holdings, Inc.		Rurbanc Data Services, Inc.
(“NCHI”)		(“RDSI”)

By:	/s/ John J. Aranowicz	By:	/s/ Kenneth A. Joyce

Name:	John J. Aranowicz	Name:	Kenneth A. Joyce

Title:	President and CEO	Title:	Chairman and CEO

Signature Page to Reseller Software License and Support Agreement

SCHEDULE A
DESCRIPTION OF NCHI SINGLE SOURCE SOFTWARE

SCHEDULE B
SOFTWARE SUPPORT

SCHEDULE C
CUSTOMER LICENSE AND SUBSCRIPTION FEES